SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                         Securities Exchange Act of 1934


Check the appropriate box:

[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

                                DYNAMIC I-T, INC.
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[_]    $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).
[_]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

[_]    Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1) Amount Previously Paid:
       (2) Form, Schedule or Registration Statement No.:
       (3) Filing Party:
       (4) Date Filed:

Notes:



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                                DYNAMIC I-T, INC.


                       INFORMATION STATEMENT AND NOTICE
                          OF A MEETING OF STOCKHOLDERS
                           To Be Held January 30, 2004


To the Shareholders of Dynamic I-T Corporation:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Dynamic I-T, Inc., a Colorado corporation, will be held at 8:30 a.m. local time, on January 30, 2004 at the offices of the company located at 331 Dante Court, Holbrook, New York 11741, to consider and to vote on the following items:

     (i) amendment the Articles of Incorporation to effect a reverse 20-for-1 split of the capital stock of the Company as more fully described in the accompanying Information Statement; and

     (ii) amendment of the Articles of Incorporation to change the name of the Company to "Artwork & Beyond, Inc."

         The Board of Directors has fixed the close of business on December ____, 2003 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Meeting and any adjourned meetings thereof.

         All Shareholders are cordially invited to attend the Meeting in person.


                            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
REQUESTED NOT TO SEND US A PROXY.


                                          By Order of the Board of Directors

                                          Howard Blum

                                          Chairman of the Board



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BACKGROUND FOR ACTIONS TAKEN

The board of directors of Dynamic I-T, Inc., a Colorado corporation (the "Company") have adopted and approved, subject to stockholder approval, resolutions to amend the Articles of Incorporation to effect the 20-for-1 reverse split and the change of the name of the Company to Artwork and Beyond, Inc.

This Information Statement is furnished by the Board of Directors of the Company, to the holders of record at the close of business on December 26, 2003 ("Record Date").

It is not necessary for you to attend a meeting, nor are you requested to send a proxy.


VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of the record date, there were 100,000,000 shares of common stock of the Company (the "Common Stock") outstanding, all of which were fully paid and non-assessable. Each share of Common Stock entitles its holder to one vote on each matter submitted for a vote. Both items require the approval of the holders of a majority of the outstanding shares.


PROPOSAL 1. APPROVAL OF AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION EFFECTING A REVERSE 20-for-1 STOCK SPLIT.

OVERVIEW OF THE REVERSE STOCK SPLIT


You are being asked to vote on an amendment to the Company's Articles of Incorporation, to effect a reverse 20-for-1 stock split of all of the issued and outstanding shares of the Company's Common Stock. The Board of Directors has adopted, subject to shareholder approval, a proposal to amend the Company's Articles of Incorporation to effect this reverse stock split.


REASONS FOR THE REVERSE STOCK SPLIT


The proposed reverse stock split to reduce the number of issued and outstanding shares, arises, in part, out of the Company's recent acquisition of Artwork & Beyond, Inc. ("Artwork"). Pursuant to the terms of this acquisition, the former shareholders of Artwork were entitled to receive a total of 232,472,712 shares of common stock of the Company, which would constitute 80% of the outstanding Common Stock on a fully diluted basis in accordance with the acquisition terms. Because the Company did not have sufficient shares authorized to issue the number of shares required by the acquisition agreement, the Artwork shareholders were issued rights to acquire common stock of the Company. The Artwork shareholders would receive these shares automatically when the number of shares of Common Stock became available upon the approval of a reverse split of the Company's Common Stock or an increase in the number of authorized shares or otherwise.



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Certain shareholders of the Company, including those that were also prior management, had agreed not to exercise warrants and options issued to them prior to the Artwork acquisition until the shares of Common Stock to be issued pursuant to these grants became available. This agreement lapses upon the approval of the reverse split.


The approval of the reverse split does not, in any way, affect the approval of the Artwork acquisition.


In addition, the Company's Board of Directors believes that a reverse stock split may enhance the desirability and marketability of the Company's common stock to the financial community and the investing public.


This proposal is not being made in connection with any going private transaction, nor does management currently have any intention to effectuate the privatization of the Company.


IMPLEMENTATION AND EFFECTS OF THE REVERSE STOCK SPLIT

If the Company's shareholders approve the proposal to amend the Articles of Incorporation, to effect a reverse stock split as outlined above, the Company will file a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of the State of Colorado as soon as possible after the shareholder approval. The filing of this Certificate of Amendment will not change the number of authorized shares of preferred stock, or the par value of the Company's common stock.


If the reverse stock split is approved and implemented:


o every twenty (20) shares of the Company's common stock owned by a shareholder will automatically be changed into and become one (1) new share of the Company's common stock;


o the number of shares of the Company's common stock issued and outstanding will be reduced proportionately;


o proportionate adjustments will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options and warrants entitling the holders thereof to purchase shares of the Company's common stock, which will result in approximately the same aggregate price being required to be paid for such options or warrants upon exercise of such options or warrants immediately preceding the reverse stock split;


o the number of shares reserved for issuance under our existing stock option plans and employee stock purchase plans, and severance agreements will be reduced proportionately based on the reverse stock split ratio.

The reverse stock split will be effected simultaneously for all of the Company's common stock and the exchange number will be the same for all of the Company's common stock. The reverse stock split will affect all of the Company's shareholders uniformly and will not affect any shareholder's percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company's shareholders owning a fractional share. As described below, shareholders holding fractional shares will be entitled, at the Company's option, to cash payments in lieu of such fractional shares or to have the number of shares to which they are entitled rounded to the nearest whole number of shares. The Company will continue to be subject to the periodic reporting requirements of the Securities and Exchange Act of 1934, as amended.



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Additionally, this action would result in some shareholders owing "odd-lots" of fewer than 100 shares of the Company's common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" (even multiples of 100 shares).


ACCOUNTING MATTERS


The reverse stock split will not affect the par value of the Company's common stock. Accordingly, on the effective date of the reverse stock split, the stated capital on the Company's balance sheet attributable to the Company's common stock will be adjusted. The per share net income or loss and net book value of the Company's common stock will be increased because there will be fewer shares of the Company's common stock outstanding.

REQUIRED VOTE


The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the amendment to the Company's Articles of Incorporation, to effect a reverse stock split of the Company's common stock.


RECOMMENDED VOTE


The Board of Directors hereby recommends a vote in favor of adopting this proposal.


PROPOSAL 2. THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION TO "ARTWORK & BEYOND, INC."

Pursuant to the Company's bylaws and subject to the affirmative vote of holders of a majority of the outstanding Common Stock of the Company, the Board of Directors has approved and hereby submits to the shareholders an amendment to the Company's Articles of Incorporation, Article I, which states the name of the Company presently as "Dynamic I-T, Inc." This amendment will change the name of the Company to "Artwork & Beyond, Inc." Since the acquisition and transfer of the Company's prior business, its sole business has been that of the newly acquired subsidiary, Artwork and Beyond, Inc. The new name reflects the business that will be conducted by the Company on a going forward basis.


REQUIRED VOTE

The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the amendment to the Company's Articles of Incorporation, to change the name of the Company.

RECOMMENDED VOTE


The Board of Directors hereby recommends a vote in favor of adopting this proposal.


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